EXHIBIT 4.17

                                             As amended on April 26, 2001 by AGM

                                                                    Exhibit 4.17

                              HAEMACURE CORPORATION

                             1996 STOCK OPTION PLAN

SECTION 1 - PURPOSE OF THE PLAN

1.1 The purpose of this Stock Option Plan (the "Plan") is to provide directors, officers and employees of, and service providers to, Haemacure Corporation (the "Company") with a proprietary interest through the granting of options to purchase Common Shares (the "Shares") of the Company, subject to certain conditions as hereinafter set forth, for the following purposes:

1.1.1 to increase the interest in the Company's welfare of those directors, officers, employees and service providers who share primary responsibility for the management, growth and protection of the business of the Company;

1.1.2 to furnish an incentive to such senior executives, employees and service providers to continue their services for the Company; and

1.1.3 to provide a means through which the Company may attract able persons to enter its employment.

1.2 For the purposes of the Plan, the term "service provider" shall mean any person or company, other than an employee or insider of the Company or a subsidiary thereof, engaged to provide ongoing management or consulting services for the Company or for any entity controlled by it.

SECTION 2 - ADMINISTRATION OF THE PLAN

2.1     The Plan shall be administered by the Board of Directors of the Company.

2.2 The Board of Directors of the Company may, from time to time, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan, subject to regulatory approval. The interpretation, construction and application of the Plan and any provisions thereof made by the Board of Directors of the Company shall be final and conclusive. No director shall be liable for any action taken or for any determination made in good faith in the administration, interpretation, construction or application of the Plan.

SECTION 3 - GRANTING OF OPTIONS

3.1 The Board of Directors of the Company may from time to time by resolution grant options to purchase Shares to directors, officers, employees of, and service providers to, the Company, provided that the total number of Shares to be issued under this Plan shall not exceed the number provided for in Section IV hereof.
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3.2 Options may be granted by the Company pursuant to resolutions of the Board of Directors only.

3.3 Any option granted under this Plan shall be subject to the requirement that, if at any time, counsel to the company shall determine that the listing, registration or qualification of the Shares subject to such option upon any stock exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities commission, stock exchange or any governmental or regulatory authority or body, is necessary as a condition of, or in connection with, the grant or exercise of such option or the issuance or purchase of Shares hereunder, such option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board of Directors.

SECTION 4 - SHARES SUBJECT TO THE PLAN

4.1 The maximum number of Shares which may be issued under this Plan is two million four hundred twenty-three thousand two hundred and ninety-five (2,423,295).

4.2 The aggregate number of Shares reserved for issuance to any one option, whether under this Plan or any other share option plan, option for services or share purchase plan of the Company, shall not exceed five percent (5%) of the issued and outstanding Shares.

4.3 Shares in respect of which options are not exercised, due to the expiration, termination or lapse of such options, shall be available for options to be granted thereafter pursuant to the provisions of the Plan.

4.4 No option may be granted to any optionee hereunder if such grant could result, at any time, when taken together with all of the Company's other share compensation arrangements, in:

a) the number of Shares reserved for issuance pursuant to stock options granted to Insiders exceeding 10% of the number of issued and outstanding Shares;

b) the issuance to Insiders within a one-year period, of a number of Shares exceeding 10% of the number of issued and outstanding Shares; or

c) the issuance to any one Insider and such Insider's associates, within a one-year period, of a number of Shares exceeding 5% of the number of issued and outstanding Shares.

         For the purposes of this section 4.4: (i) the term "Insider" shall have the same meaning as in the Securities Act (Quebec); and (ii) the number of issued and outstanding Shares shall be determined on the basis of the number of Shares that are outstanding immediately prior to the share issuance in question, excluding Shares issued pursuant to share compensation arrangements over the preceding one-year period.

SECTION 5 - OPTION PRICE

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5.1 The option price per Share which is the subject of any option shall be fixed by the Board of Directors of the Company at the time of granting the option. The option price for the Shares shall not be less than the Market Price of the Shares, as defined in section 5.2 hereof.

5.2 The term "Market Price" shall mean the greater of the closing sale prices of the Shares on The Montreal Exchange and The Toronto Stock Exchange on the business day immediately preceding the day on which the option is granted. In the event that the Shares traded on only one of The Montreal Exchange and The Toronto Stock Exchange on the said day, "Market Price" shall mean the closing sale price of the Shares on the exchange on which the Shares traded on the business day immediately preceding the day on which the option is granted. In the event that the Shares did not trade on both of the Montreal Exchange and The Toronto Stock Exchange on the said day, "Market Price" shall mean the simple average of the average of the bid and ask prices in respect of the Shares on The Montreal Exchange and The Toronto Stock Exchange at the close of trading on the business day immediately preceding the day on which the option is granted. In the event that the Shares are not listed or posted for trading on The Montreal Exchange or The Toronto Stock Exchange, the "Market Price" shall be the fair market value of the Shares as determined by the Board of Directors in its discretion.

SECTION 6 - CONDITIONS GOVERNING OPTIONS

6.1      Each option shall be subject to the following conditions:

6.1.1    Employment

         The granting of an option to an officer or employee shall not impose upon the Company any obligation to retain the option in its employ.

6.1.2    Option Term

         The maximum period during which an option is exercisable shall be ten
         (10) years from the date the option is granted, after which the option shall lapse.

6.1.3    Non-assignability of Option Rights

         Each option granted hereunder is personal to the optionee and shall not be assignable or transferable by the optionee, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased optionee. No option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

6.1.4    Other Terms

         The Board may at the time of granting options hereunder provide for additional terms and conditions which are not inconsistent with section 6 hereof.

6.1.5.   Effect of Termination of Employment or office or Death

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          6.1.5.1   Upon an optionee's employment with the Company being
                    terminated for cause, any option not actually exercised prior to the date of termination shall immediately lapse and become null and void.

          6.1.5.2 If an optionee: (i) dies while employed by the Company or while a director thereof; or (ii) if an optionee's employment, office or directorship with the Company terminates or ends otherwise than by reason of death or termination for cause, any option or unexercised part thereof granted to such optionee may be exercised: (a) by the person to whom the option is transferred by will or the laws of succession and distribution; or (b) by the optionee, as the case may be, for that number of shares only which he was entitled to acquire under the option at the time of his death, termination, or end of employment, office or directorship. Such option shall be exercisable within one
                    (1) year after the optionee's death, termination, or end of employment, office or directorship, or prior to the expiration of the term of the option, whichever occurs earlier.

6.1.6    Rights as a Shareholder

         The optionee (or his personal representatives or legatees) shall have no rights whatsoever as a shareholder in respect of any Shares covered by his option until the date of issuance of a share certificate to him (or his personal representatives or legatees) for such Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for share certificate is issued.

6.1.7    Method of Exercise

         Subject to the provisions of this Plan, an option granted under this Plan shall be exercisable by the optionee (or his personal representatives or legatees) giving notice in writing to the Transfer Agent and Registrar of the Company at its principal offices in Montreal, with a copy to the Secretary of the Company at its head office, which notice shall specify the number of Shares in respect of which the option is being exercised and shall be accompanied by full payment, by cash or certified cheque, of the purchase price for the number of shares specified. Upon such exercise of the option, the Company shall forthwith cause the transfer agent and registrar of the Shares of the Company to deliver to the optionee (or his personal representatives or legatees) a certificate in the name of the optionee representing in the aggregate such number of Shares as the optionee (or his personal representatives or legatees) shall have then paid for and as are specified in such written notice of exercise of option. If required by the Board of Directors by notification to the optionee, it shall be a condition of such exercise that the optionee shall represent that he is purchasing the Shares in respect of which the option is being exercised for investment only and not with a view to resale or distribution.

6.2 Options may be evidenced by a share option agreement, instrument or certificate in such form not inconsistent with this Plan as the Board of Directors may from time to time determine, provided that the substance of
Section 6.1 be included therein.

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SECTION 7 - ADJUSTMENT -TO SRARES SUBJECT TO THE OPTION

7.1 In the event of any subdivision of the Shares into a greater number of Shares at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, the Company shall deliver to such optionee at the time of any subsequent exercise of his option in accordance with the terms hereof in lieu of the number of Shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefore, such number of Shares as such optionee would have held as a result of such subdivision if on the record date thereof the optionee had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise.

7.2 In the event of any consolidation of the Shares into a lesser number of Shares at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, the Company shall deliver to such optionee at the time of any subsequent exercise of his option in accordance with the terms hereof in lieu of the number of Shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefore, such number of Shares as such optionee would have held as a result of such consolidation if on the record date thereof the optionee had been the registered holder of the number of Shares to Which he was theretofore entitled upon such exercise.

7.3 If at any time after the grant of an option to any optionee and prior to the expiration of the term of such option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in paragraphs 7.1 and 7.2 or, subject to the provisions of paragraph 8.2.1 hereof, the Company shall consolidate, merge or amalgamate with or into another company (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Company"), the optionee shall be entitled to receive upon the subsequent exercise of his option in accordance with the terms hereof and shall accept in lieu of the number of Shares then subscribed for but for the same aggregate consideration payable therefore, the aggregate number of shares of the appropriate class and/or other securities of the Company or the Successor Company (as the case may be) and/or other consideration from the Company or the Successor Company (as the case may be) that the optionee would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of paragraph 8.2.1 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, he had been the registered holder of the number of Shares to which he was immediately theretofore entitled upon such exercise.

SECTION 8 - AMENDMENT OR DISCONTINUANCE OF THE PLAN

8.1 Subject to obtaining the necessary regulatory approvals, the Board of Directors may amend or discontinue this Plan at any time, provided, however, that no such amendment may adversely affect any option rights previously granted to an optionee under this Plan without the consent of the optionee, except to the extent required by law.

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8.2 Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board of Directors in implementation thereof:

8.2.1 in the event the Company proposes to amalgamate, merge or consolidate with or into any other company (other than with a wholly-owned subsidiary of the Company) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the Shares of the Company or any part thereof shall be made to all holders of Shares of the Company, the Company shall have the right, upon written notice thereof to each optionee holding options under this Plan, to permit the exercise of all such options within the 20-day period next following the date of such notice and to determine that upon the expiration of such 20-day period, all rights of optionees to such options or to exercise same (to the extent not theretofore exercised) shall terminate and cease to have further force or effect whatsoever;

8.2.2 the Board of Directors may, by resolution, advance the date on which any option may be exercised in a manner to be set forth in such resolution. The Board of Directors shall not, in the event of any such advancement, be under any obligation to advance the date on or by which any option may be exercised by any other optionee; and

8.2.3 the Board of Directors may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions hereof concerning the effect of termination for cause of the optionee's employment shall not apply for any reason acceptable to the Board of Directors.

SECTION 9 - EFFECTIVE DATE OF PLAN

         This Plan was adopted by the Board of Directors of Haemacure Corporation on the 21st day of March, 1996.


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